Exhibit 8.2

LAW OFFICE

DANIEL W. SMALL & COMPANY

P.O. BOX 225 • 1254 WEBB RIDGE ROAD

KINGSTON SPRINGS, TENNESSEE 37082

DANIEL W. SMALL, ESQ. DSMALL@NASHVILLELAW.NET	TELEPHONE (615) 252-6000 FACSIMILE (615) 252-6001

December 27, 2019

FNB Financial Corp.

1595 Veterans Memorial Highway

Scottsville, Kentucky 42164

Attention: Frederick L. Rather, President

Ladies and Gentlemen:

Re: FB Financial Corporation Registration Statement on Form S-4

We have acted as special tax counsel to FNB Financial Corp., a Kentucky corporation (“FNB”), in connection with the merger (the “Merger”) of FNB with and into FB Financial Corporation (“FB Financial”), with FB Financial surviving, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of September 17, 2019, by and among FB Financial, FirstBank, a Tennessee-chartered commercial bank and wholly-owned subsidiary of FB Financial, FNB and Farmers National Bank of Scottsville, a national banking association and wholly-owned subsidiary of FNB (the “Merger Agreement”). Except as otherwise indicated, capitalized terms used herein shall have the meanings assigned to them in the Merger Agreement.

In rendering the opinions set forth herein, and with your consent, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement on Form S-4 in the form to be filed by FB Financial with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Registration Statement”), (iii) the Proxy Statement/Prospectus contained in the Registration Statement (the “Proxy Statement/Prospectus”), and (iv) the representations (which, with your consent, we have neither investigated nor verified) given to us by certificate by an officer of FNB and by certificate by an officer of FB Financial (collectively, the “Certificates”). In addition, we have examined such other documents, agreements, and certificates and made such investigations of law and fact as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed, with your consent, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photocopies and the authenticity of the originals of such copies. As to any facts material to these opinions which we did not independently establish or verify, we have, with your consent, relied upon the accuracy and completeness of the statements and representations made by FB Financial and FNB in the Merger Agreement, the Proxy Statement/Prospectus, the Certificates and such other documents reviewed by us and we have assumed, with your consent, that such will be true, complete and accurate as of the Effective Time.

FNB Financial Corp.

December 27, 2019

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In addition, we have assumed, with your consent, that the statements contained in the Certificates are true, complete and accurate as of the date hereof and will remain true, complete and accurate as of the Effective Time, and that any representation made in any of the documents referred to herein “to the best of the knowledge and belief” (or similar qualification) of any person or party is true, complete and accurate without such qualification. We have also assumed, with your consent, that (i) the transactions contemplated by the Merger Agreement will be consummated in accordance therewith and as described in the Proxy Statement/Prospectus (and no transaction or condition described therein and affecting these opinions will be waived by any party), (ii) the Merger will qualify as a statutory merger under the applicable laws of the State of Tennessee and the Commonwealth of Kentucky and (iii) the Merger will be reported by FB Financial and FNB on their respective income tax returns in a manner consistent with opinion (i) set forth below.

On the basis of the foregoing, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

(i)    The Merger, when effective, will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

(ii)    The discussion in the Proxy Statement/Prospectus under the heading “MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS,” to the extent that such discussion relates to matters of United States federal income tax law, and subject to the limitations and conditions set forth therein, is accurate in all material respects.

The opinions expressed herein are based upon the Code, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date of this letter, and all of which are subject to change, which changes may be retroactively applied. There can be no assurances that the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court. In addition, our opinions are based upon the documents that we have examined, the additional information that we have obtained, and the facts set out in the Certificates that we have assumed, with your consent, to be true, complete and accurate. Our opinions cannot be relied upon if any of the facts contained in such documents, Certificates or in any such additional information is, or later becomes, inaccurate. Our opinions are limited to the United States federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). Except as set forth above, we express no opinion as to the tax consequences, whether federal, state, local or foreign, of the Merger or any transaction related thereto or contemplated thereby. No opinion is implied or may be inferred beyond such matters. This opinion letter is given as of the date hereof, and we disclaim any obligation to update this opinion letter after the date hereof.

This opinion letter is being provided solely for the purpose of being included as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion letter with the SEC as an exhibit to the Registration Statement and to the reference to our firm under the heading “Material U.S. Federal Income Tax Considerations.” In giving such consent, we do not thereby admit that we are in the category

FNB Financial Corp.

December 27, 2019

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of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the SEC’s rules and regulations thereunder.

Sincerely,

/s/ Daniel W. Small & Company